EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS STRONG THIRD-QUARTER

FISCAL 2006 FINANCIAL RESULTS AND BOARD ADOPTS RIGHTS PLAN

KOKOMO, IN, August 14, 2006 — Haynes International, Inc. (HYNI.PK) today reported net revenues of $114.9 million for the three months ended June 30, 2006 and net income of $12.0 million, or $1.16 per diluted share. Revenues for the nine month period ended June 30, 2006 were $320.3 million and net income was $25.3 million, or $2.47 per diluted share.

“We are very pleased with the operating results from the third quarter of fiscal 2006.  We continued to make significant progress in the third quarter of fiscal 2006 on upgrades of mill equipment which will be instrumental in reducing unplanned equipment outages and increasing efficiency,” said Francis Petro, Haynes’s President and Chief Executive Officer. “Completing the process of the major upgrades over the next year and a half is fundamental to the continuing improvement in operating results and the Company’s capability to participate in the improving markets that the Company serves.”

The Company also announced today that its Board of Directors has adopted a Stockholder Rights Plan (the “Plan”).  The purpose of the Plan is to deter certain coercive takeover tactics and enable the Board of Directors to represent effectively the interest of stockholders in the event of a takeover attempt.  The Plan does not deter negotiated mergers or business combinations that the Board of Directors determines to be in the best interests of the Company and its stockholders.  The adoption of the Plan is not in response to any acquisition proposal.

Earnings Conference Call
The Company will host a conference call on Tuesday, August 15, 2006, to discuss its results for the third quarter and nine months ended June 30, 2006.  Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, August 15, 2006	Dial-In Numbers:	877-407-9205 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8054 (International)

                8:00 a.m. Central Time
                7:00 a.m. Mountain Time
                6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, August 15th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, August 22, 2006. To listen to the replay, please dial:

Domestic:                              877-660-6853

International:                        201-612-7415

Replay Access:                    Account: 286        Conference:  210674

A replay of the Webcast will also be available at www.haynesintl.com until November 16, 2006.

Stockholder Rights Plan
Under the Plan, rights will attach to the outstanding common stock at the rate of one right for each share held by stockholders of record at the close of business on August 25, 2006.  Each right will initially entitle stockholders to buy one one-thousandth of a share of a newly created series of preferred stock at an exercise price of $135.00 per one one-thousandth of a share.  The rights will become exercisable only if a person or group becomes an “Acquiring Person” by acquiring beneficial ownership of 15% or more of the Company’s outstanding common stock (or with respect to any person or group beneficially owning 15% or more of the Company’s outstanding common stock on August 13, 2006 (the date of adoption of the Plan) or at any time thereafter and prior to this announcement of the adoption of the Plan, by acquiring beneficial ownership of any additional shares of the Company’s common stock after this announcement of the adoption of the Plan) or commences a tender offer or exchange offer that would result in such person becoming an Acquiring Person.  If any person or group becomes an Acquiring Person, each right will entitle its holder to buy, at the exercise price, common stock of the Company having a value of two times the exercise price of the right.  Rights held by an Acquiring Person become void.  If the Company is acquired in a merger or other business combination after a person or group has become an Acquiring Person, each right will entitle its holder to buy, at the exercise price, shares of the acquiring company having a market value of two times the exercise price of the right.  The Board of Directors may redeem the rights for $.01 per right at any time before any person or group becomes an Acquiring Person.  The Plan will expire on August 13, 2016, except that the Plan will terminate on the 30th day following the date of the Company’s 2007 Annual Meeting of Stockholders if the stockholders vote at such meeting to terminate the Plan.  The distribution of the rights is not a taxable event for stockholders of the Company.

Details of the new Plan will be outlined in a letter to be mailed to stockholders.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•                  general economic and competitive conditions in the markets in which the Company operates;

•                  the cyclical nature of the metals business;

•                  fluctuations in the cost of the Company’s primary raw materials;

•                  the Company’s ability to raise selling prices in order to recover increases in raw material costs;

•                  the Company’s ability to continually successfully develop proprietary products; and

•                  unanticipated plant outages, equipment failures or labor difficulties.